Exhibit 10.2
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (“Agreement”) dated as of August 3, 2020 (the “Effective Date”) is entered into by and between Joseph Douglas (“J.D.”) Lyon, Chief Accounting Officer (“CAO”) and Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”).
WITNESSETH:
WHEREAS, CAO is a senior executive of the Company and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;
WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;
WHEREAS, the Company desires to assure itself of both present and future continuity of management;
WHEREAS, the Company wishes to ensure that CAO is not practically disabled from discharging his duties in respect of a proposed or actual transaction involving a Change in Control; and
WHEREAS, the Company desires to provide additional inducement for CAO to continue to remain in the employ of the Company.
NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CAO agree as follows:
1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
(a) “Board” shall mean the Board of Directors of the Company.
(b) “Cause” shall mean (i) CAO’s gross negligence or willful misconduct in the performance of his duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company or its subsidiaries; (ii) CAO’s willful and habitual neglect of his duties of consulting or employment; (iii) CAO’s commission of any act of fraud with respect to the Company; (iv) CAO’s conviction of or plea of guilty or nolo contendere to felony criminal conduct or any crime involving moral turpitude; or (v) CAO’s violation of any noncompetition or confidentiality agreement that CAO has entered into with the Company.
(c) The term “Change in Control” shall mean: (i) the liquidation, dissolution or winding up of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company’s stockholders immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); (iii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power outstanding before such transaction is transferred or (iv) a sale, conveyance or other disposition of all or substantially all of the assets of the Company (including without limitation a license of all or substantially all of the Company’s intellectual property that is either exclusive or otherwise structured in a manner that constitutes a license of all or substantially all of the assets of the Company); provided that a Change in Control shall not include (A) a merger or consolidation with a wholly-owned subsidiary of the Company, (B) a merger effected exclusively for the purpose of changing the domicile of the Company or (C) any transaction or series of related transactions principally for bona fide equity financing purposes.
(d) “Good Reason” shall mean any of the following events which CAO provides written notice to the Company of within 90 days of such event having occurred and which is not cured by the Company within 30 days after such written notice thereof is provided to the Company by CAO: (i) any reduction of CAO’s base salary or target annual bonus; (ii) any involuntary relocation of CAO’s principal workplace to a location more than 35 miles in any direction from CAO’s current principal workplace, (iii) a substantial and material adverse change, without CAO’s written consent, in CAO’s title, authority, responsibility or duties; or (iv) any material breach by the Company of any provision of this Agreement or any other employment agreement, after written notice delivered to the Company of such breach and the Company’s failure to cure such breach; provided, however, in the context of a Change in Control, CAO shall not have Good Reason to resign in connection with a reorganization of the Company in which the executive would retain substantially similar title, authority, duties, base pay and bonus but might have greater or lesser reporting responsibilities. In order to constitute a termination of employment for Good Reason, CAO’s employment must be terminated no later than 180 days following the initial occurrence of any events set forth above.
2. Terminations Without Cause or for Good Reason. If CAO’s employment shall terminate involuntarily without Cause or for Good Reason, the Company shall provide CAO with severance payments and benefits pursuant to this Section 2.
(a) Terminations Not in Connection with a Change in Control. If CAO’s employment shall terminate involuntarily without Cause or for Good Reason, prior to a Change in Control or more than eighteen (18) months following a Change in Control, the Company shall provide CAO with the following severance payments and benefits in lieu of any severance benefits to which the CAO may otherwise be entitled to under any severance plan or program maintained by the Company:
(i) Severance Payments: Pay to CAO an amount equal to twelve (12) months then current base salary, payable in substantially equal installments in accordance with the Company’s customary payroll practices and procedures. The continuation of your base salary shall be paid beginning on the sixtieth (60th) day following the date of termination, all payments deferred pursuant to this sentence shall be paid in a lump sum to CAO and any remaining payments due under this paragraph shall be paid as otherwise provided herein.
(ii) Continued Benefits. If CAO elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, then the Company shall pay CAO’s monthly COBRA premium for continued health insurance coverage for CAO and CAO’s eligible dependents until the earlier of (i) twelve (12) months following the termination date, or (ii) the date upon which CAO and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.
(b) Terminations in Connection with a Change in Control. If CAO’s employment shall terminate involuntarily without Cause or for Good Reason, within eighteen (18) months following a Change in Control, the Company shall provide CAO with the following severance payments and benefits in lieu of any severance benefits to which the CAO may otherwise be entitled to under any severance plan or program maintained by the Company:
(i) Severance Payments: Pay to CAO an amount equal to twelve (12) months then current base salary, payable in a lump sum on the sixtieth (60th) day following the termination of employment.
(ii) Continued Benefits. If CAO elects to continue his health insurance coverage under COBRA following such termination, then the Company shall pay CAO’s monthly COBRA premium for continued health insurance coverage for CAO and CAO’s eligible dependents until the earlier of (i) twelve (12) months following the termination date, or (ii) the date upon which CAO and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.
(iii) Equity Awards. Notwithstanding any provision to the contrary in any equity award agreement or equity compensation plan, the Company shall cause all outstanding equity awards then held by CAO (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the date of termination. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and CAO.
(c) Notwithstanding anything to the contrary in this Section 2, in the event that the Company, or its successor, requests CAO to continue to serve in the same position following a Change in Control for a six (6)-month (or shorter) transition period (“Transition Period”), CAO shall not have Good Reason to resign pursuant to Section 1(d)(iii) during such Transition Period regardless if CAO’s title, authority, responsibility or duties have been materially reduced; provided that during such Transition Period CAO continues to be paid the same salary and be provided with the same bonus opportunity, if any, as in effect immediately prior to such Change in Control and CAO’s principal workplace is not relocated more than 35 miles from its location immediately prior to such Change in Control. Following the Transition Period, CAO may resign for Good Reason pursuant to Section 1(d)(iii) and be entitled to the benefits set forth in Section 2(b).
3. Conditions to Receipt of Severance.
(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 2 will be subject to CAO signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company within sixty (60) days following CAO’s termination of employment. No severance pursuant to Section 2 will be paid or provided until the separation agreement and release of claims becomes effective.

(b) Section 409A. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to CAO pursuant to Section 2 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). For this purpose each installment or monthly payment to which CAO is entitled under Section 2 shall be considered a separate and distinct payment. In addition, (i) no amount deemed deferred compensation subject to Section 409A shall be payable pursuant to Section 2 unless the CAO’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) and (ii) if the CAO is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which CAO is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of CAO’s termination benefits shall not be provided to CAO prior to the earlier of (A) the expiration of the six-month period measured from the date of the CAO’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of CAO’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 3(b) shall be paid in a lump sum to CAO, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether CAO is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). The reimbursement of any expense under this Agreement shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.
4. Successors and Binding Agreement.
(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonably satisfactory to CAO, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
(b) This Agreement will inure to the benefit of and be enforceable by CAO’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 4(a) and 4(b). Without limiting the generality or effect of the foregoing, CAO’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by CAO’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 4(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
5. Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and CAO. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.
6. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to CAO at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
7. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

8. Governing Law; Jurisdiction. The laws of the state of California shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against CAO, with respect to this Agreement, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of California, and CAO hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.
9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by CAO and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.
10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
11. Interpretation. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to CAO under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of taxes under such Section.
[signature page follows]
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CORCEPT THERAPEUTICS INCORPORATED

/s/ Charlie Robb
Charlie Robb, Chief Financial Officer

/s/ J.D. Lyon
J.D. Lyon, Chief Accounting Officer